EXHIBIT 99.B(d)(97)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Declaration Management & Research LLC

Dated December 2, 2008, as amended May 29, 2009

SEI INSTITUTIONAL INVESTMENTS TRUST

International Equity Fund

World Equity Ex-US Fund

Enhanced LIBOR Opportunities Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Declaration Management & Research LLC

Dated December 2, 2008, as amended May 29, 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INVESTMENTS TRUST

International Equity Fund	x.xx	%
World Equity Ex-US Fund	x.xx	%
Enhanced LIBOR Opportunities Fund	x.xx	%

Agreed and Accepted:

SEI Investments Management Corporation	Declaration Management & Research LLC

By:	By:
/s/ Aaron C. Buser	/s/ William P. Callan, Jr.

Name:	Name:
Aaron C. Buser	William P. Callan, Jr.

Title:	Title:
Vice President	President